                                                                                                           EXHIBIT 1.02

COCA-COLA ENTERPRISES INC.
(a Delaware corporation)

Senior Debt Securities
TERMS AGREEMENT

Date: April 22, 2002

TO: COCA-COLA ENTERPRISES INC. (the "Company")
        2500 Windy Ridge Parkway
        Atlanta, Georgia 30339

RE:   Underwriting Agreement dated August 9, 2001

SENIOR DEBT SECURITIES

Title of Senior Debt Securities:	$500,000,000 Floating Rate Notes Due 2004
Principal amount to be issued:	$500,000,000
Current ratings:	A2(-)/A
Interest rate basis:	3 month LIBOR (Telerate) plus 25 bp. See "Other Provisions" below.
Interest payment dates:	Payable quarterly on January 26, April 26, July 26 and October 26 of each year, subject to modified following business day convention, commencing July 26, 2002.
Interest determination dates:	Determined quarterly on the second London business day immediately preceding each interest reset date (as defined below).
Day count basis:	Actual/360
Date of maturity:	April 26, 2004
Redemption provisions:	The $500,000,000 Floating Rate Notes Due 2004 are not redeemable prior to the date of maturity.
Sinking fund requirements:	None
Delayed Delivery Contracts:	Not authorized
Underwriting Fee:	0.250%
Public offering price:	100%

Other Provisions:

The interest rate on the floating rate notes will be calculated by JP Morgan Chase Bank, as calculation agent, except that the interest rate in effect for the period from April 25, 2002 to July 26, 2002 (the "initial interest rate") will be established by the Company as the rate for deposits in U.S. dollars having a maturity of three months commencing on April 25, 2002 that appears on Telerate Page 3750, plus 25 basis points, as of 11:00 a.m., London time, on April 22, 2002. If no rate appears on Telerate Page 3750, as specified in the preceding sentence, then LIBOR will be determined by the Company in the manner described in clause (ii) below, except that the banks referred to in that clause will be selected by the Company rather than the calculation agent.

The calculation agent will reset the interest rate with respect to the floating rate notes on each interest payment date, each of which is referred to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each date that is not an interest reset date will be the interest rate determined as of the interest determination date relating to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date relating to that interest reset date, except that the interest rate in effect for the period from and including April 25, 2002 to June 26, 2002 will be the initial interest rate.

"LIBOR" will be determined by the calculation agent in accordance with the following provisions:

(i) With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears on that interest determination date, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at the time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR for the interest period commencing on the interest reset date following the interest determination date will be LIBOR in effect on that interest determination date.

"London business day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

"Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Market Service or successor page or service, for the purposes of displaying the London interbank offered rates for U.S. dollar deposits.

Closing date and location: April 25, 2002, at 10:00 a.m., New York City time, at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Credit Suisse First Boston Corporation, Attention: Transaction Advisory Group, Eleven Madison Avenue, New York, New York 10010.

Place of delivery of Securities: Through the facilities of The Depository Trust Company to the account of Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010.

Modifications to the Underwriting Agreement:

The Senior Debt Securities are being sold hereunder pursuant to the Company's registration statements on Form S-3 (No. 333-68681), pursuant to which the Company has initially registered up to $2,720,575,000 aggregate principal amount of Senior Debt Securities, of which $1,720,575,000 remains available to be offered by the Company.

Section 2: Payment for all Senior Debt Securities purchased hereunder shall be made in immediately available funds on the third business day (unless postponed in accordance with the provisions of Section 9) following the date of this Agreement for the account of the Company maintained at Citibank, N.A., New York, New York, account number 38488726.

Cleary, Gottlieb, Steen & Hamilton, counsel to the Underwriters, will render the opinion referred to in Section 4(b)(2) of the Underwriting Agreement.

The Senior Debt Securities will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debt Securities will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

Each Underwriter listed below severally agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amounts of Senior Debt Securities set forth opposite its name below:

Underwriter	$500,000,000 Floating Rate Notes Due April 26, 2004
Credit Suisse First Boston Corporation	$250,000,000
Deutsche Bank Securities Inc.	$250,000,000
Total	$500,000,000
CREDIT SUISSE FIRST BOSTON CORPORATION DEUTSCHE BANK SECURITIES INC. BY: CREDIT SUISSE FIRST BOSTON CORPORATION By: S/ ROBERT W. MITCHELL Name: Robert W. Mitchell Title: Managing Director
Accepted: COCA-COLA ENTERPRISES INC. By: S/ E. LISTON BISHOP III Name: E. Liston Bishop III Title: Vice President and Secretary